Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 22, 2014
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

Aetrium ANNOUNCES vALUE-ENHANCING TRANSACTION FOR its TEST HANDLER BUSINESS

St. Paul, Minn (04/22/14) – Aetrium Incorporated (Nasdaq: ATRM) (“Aetrium” or the “Company”) announced today that it had entered into an agreement with Boston Semi Automation LLC (“BSA”), a wholly owned subsidiary of Boston Semi Equipment LLC (“BSE”), whereby Aetrium will transfer its Test Handler business to BSE in exchange for a future revenue royalty stream.

“BSE has a track record of maximizing the value of technology products and it also has a strong presence in Asia. For these reasons, BSE is well-positioned to generate more revenue and cash flow from the Test Handler business than Aetrium could on its own, which is why we believe this transaction will generate value for our shareholders,” stated Jeffrey E. Eberwein, Chairman of the Board of Directors of the Company. “Going forward, our Company’s cash flow will come from the royalty and earn-out payments from our two legacy technology divisions and our modular housing business, the acquisition of which was announced earlier this month.”

Consideration for the transaction includes a royalty on all revenue related to the Test Handler business over the next five years that will start at 15% and decline over time to 3%, subject to certain qualifications and adjustments and the assumption of certain liabilities.

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Aetrium

Aetrium is based in North St. Paul, Minnesota. Its common stock is publicly traded on the Nasdaq market under the symbol ATRM.